EXHIBIT 10.3

THE FRONTIER FUND

ADVISORY AGREEMENT

[ ] SERIES

This advisory agreement (the “Agreement”) dated as of the ___ day of _____________, 200_, by and among The Frontier Fund, a Delaware statutory trust (the “Trust”), [Name of Trading Company], a Delaware limited liability company (the “Trading Company”), Equinox Fund Management, LLC, a Delaware limited liability company (the “Managing Owner”) and [Name of Trading Advisor], a [ ] (the “Trading Advisor”). Capitalized and other defined terms used and not expressly defined herein shall have the same respective meanings as set forth in the Prospectus (as hereinafter defined) of the Trust.

W I T N E S S E T H :

WHEREAS, the Trading Company has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forward and options contracts and other derivative instruments, not held as inventory, on behalf of the proceeds allocable to the sale of one or more Series of Units of the Trust. The foregoing commodities and other transactions are collectively referred to as “Commodities”; and

WHEREAS, the Managing Owner is authorized to utilize the services of one or more commodity trading advisors in connection with the Commodities trading activities of the various Series of Units of the Trust; and

WHEREAS, the Trust proposes to make an initial public offering (the “Offering”) of the Units in different Series through the Selling Agents, and in connection therewith, the Trust intends to file with the United States Securities and Exchange Commission (the “SEC”), pursuant to the United States Securities Act of 1933, as amended (the “1933 Act”), a registration statement on Form S-1 to register the Units, and as part thereof a prospectus (which registration statement, together with all amendments thereto, shall be referred to herein as the “Registration Statement” and which prospectus, in final form, shall be referred to herein as the “Prospectus”); and

WHEREAS, the Trust will prepare and file applications for registration of the Units under the securities or Blue Sky laws of such jurisdictions as the Managing Owner deems appropriate; and

WHEREAS, the Trading Advisor’s present business includes the management of Commodities accounts for its clients; and

WHEREAS, the Trading Advisor is registered as a commodity trading advisor under the United States Commodity Exchange Act, as amended (the “CE Act”), and is a member of the National Futures Association (the “NFA”) in such capacity and will maintain such registration and membership for the term of this Agreement; and

WHEREAS, the Trust, the Trading Company and the Trading Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Trading Advisor will render and implement commodity advisory services on behalf of the Trust during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.	Duties of the Trading Advisor.

(a) Appointment. The Trading Company and the Managing Owner hereby appoint the Trading Advisor, and the Trading Advisor hereby accepts appointment, as the Trading Company’s limited attorney-in-fact to exercise discretion to invest and reinvest in Commodities during the term of this Agreement the amount of assets allocated to the Trading Advisor by the Managing Owner as set forth on Exhibit A hereto, as such Exhibit A may be amended from time to time (the “Allocated Assets”) on the terms and conditions and for the purposes set forth herein. The

Managing Owner may adjust the amount of Allocated Assets once a week during each calendar month. In addition, the Managing Owner also may adjust the Allocated Assets on any Business Day in the event that the Trust receives cumulative subscriptions, exchanges or redemptions of Units during any month in an amount equal to 20% or greater of the Net Asset Value of the Series of which the proceeds are being invested in the Trading Company as of the most recent calendar month end. This limited power-of attorney is a continuing power and shall continue in effect with respect to the Trading Advisor until terminated hereunder. The Trading Advisor shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the Allocated Assets for the term of this Agreement pursuant to the trading programs, methods, systems, strategies which the Trust and the Managing Owner have selected to be utilized by the Trading Advisor in trading the Allocated Assets as set forth on Exhibit A attached hereto (the “Trading Approach”), subject to the trading policies and limitations as set forth in the Prospectus and attached hereto as Exhibit B (the “Trading Policies and Limitations”), as the same may be modified from time to time and provided in writing to the Trading Advisor. The portion of the Allocated Assets to be allocated by the Trading Advisor at any point in time to one or more of the various trading strategies comprising the Trading Approach will be determined as set forth in the Prospectus or as otherwise agreed to with the Managing Owner, it being understood that trading gains and losses automatically will alter the agreed upon allocations. Upon receipt of a new allocation, the Trading Advisor will determine and, if required, adjust its trading in light of the new allocation.-

(b) Allocation of Responsibilities. The Managing Owner will have the responsibility for the management of any portion of the Allocated Assets that are not invested in Commodities. The Trading Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of the Allocated Assets in compliance with the Trading Policies and Limitations, and in accordance with the Trading Approach. In the event that the Managing Owner shall, in its sole and absolute discretion, determine in good faith following consultation appropriate under the circumstances with the Trading Advisor that any trading instruction issued by the Trading Advisor violates the Trust’s Trading Policies and Limitations, then the Managing Owner, following reasonable notice to the Trading Advisor appropriate under the circumstances, may override such trading instruction. Nothing herein shall be construed to prevent the Managing Owner from imposing any limitation(s) on the trading activities of the Trading Company beyond those enumerated in the Prospectus if the Managing Owner determines that such limitation(s) are necessary or in the best interests of the Trust or the Trading Company, in which case the Trading Advisor will adhere to such limitations following written notification thereof.

(c) Certain Agreements of the Trading Advisor. The Trading Advisor agrees that at least 90% of the annual gross income and gain, if any, generated by its Trading Approach for the Allocated Assets will result from buying and selling Commodities.

(d) Modification of Trading Approach. In the event the Trading Advisor requests to use, or the Managing Owner requests the Trading Advisor to use, a trading program, system, method or strategy other than or in addition to the trading programs, systems, methods or strategies comprising the Trading Approach in connection with trading for the Trading Company (including, without limitation, the deletion or addition of an agreed upon trading program, system, method or strategy to the then agreed upon Trading Approach), either in whole or in part, the Trading Advisor may not do so and/or shall not be required to do so, as appropriate, unless both the Managing Owner and the Trading Advisor consent thereto in writing.

(e)(1) Notification of Material Changes. The Trading Advisor also agrees to give the Managing Owner prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Trading Company) over the objection of the Managing Owner, it being understood that the Trading Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Trading Company) without prior written notification. Without limiting the generality of the foregoing, refinements to the Trading Approach, the deletion of Commodities, and the addition of Commodities then being traded (i) on organized domestic commodities exchanges, (ii) on foreign commodities exchanges recognized by the Commodity Futures Trading Commission (the “CFTC”) as providing customer protections comparable to those provided on domestic exchanges, or (iii) in the interbank foreign currency market to or from the Trading Approach shall not be deemed a material change in the Trading Approach, and prior approval of the Managing Owner shall not be required therefor. The only forward markets that will be permitted to be utilized are the interbank foreign currency markets and the London Metal Exchange.

(2) Subject to adequate assurances of confidentiality, the Trading Advisor agrees that it will discuss with the Managing Owner upon request any trading methods, programs, systems or strategies used by it for trading customer accounts which differ from the Trading Approach used for the Trading Company, provided, that nothing contained in this Agreement shall require the Trading Advisor to disclose what it deems to be proprietary or confidential information.

(f) Request for Information. The Trading Advisor agrees to provide the Managing Owner with any reasonable information concerning the Trading Advisor that the Trust or the Trading Company may reasonably request (other than the identity of its customers or proprietary or confidential information concerning the Trading Approach), subject to receipt of adequate assurances of confidentiality by the Managing Owner, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Trust or the Trading Company reasonably deems to be material to the Trust or the Trading Company. The Trading Advisor also shall notify the Managing Owner of any such matters the Trading Advisor, in its reasonable judgment, believes may be material to the Trust or the Trading Company relating to the Trading Advisor and the Trading Approach. During the term of this Agreement, the Trading Advisor agrees to provide the Managing Owner with updated monthly information related to the Trading Advisor’s performance results within a reasonable period of time after the end of the month to which it relates.

(g) Notice of Errors. The Trading Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Trading Advisor’s instructions. If the Trading Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Trading Advisor’s instructions, the Trading Advisor shall promptly notify the Managing Owner of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

2.	Standard of Liability; Indemnification.

(a)(i) The Trading Advisor shall not be liable to the Managing Owner, the Trust, the Trustee, the Trading Company or the owners of Units (the “Limited Owners”), or any of their respective successors or assigns under this Agreement for any act or failure to act taken or omitted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Trust and the Trading Company if such act or failure to act did not constitute a breach of this Agreement, misconduct or negligence on the part of the Trading Advisor. In any threatened, pending or completed action, arbitration, claim, demand, dispute, lawsuit or other proceeding (each a, “Proceeding”) to which the Trading Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Trust’s or Trading Company’s assets by the Trading Advisor or the offering and sale of Units, the Managing Owner and the Trading Company shall, subject to subsection (a)(iii) of this Section 2, indemnify and hold harmless the Trading Advisor and its principals, officers, directors, members, managers, shareholders, partners, employees and affiliates (“Principals and Affiliates”) against any loss, liability, damage, cost, expense (including, without limitation, reasonable attorneys’ and accountants’ fees), judgments and amounts paid in settlement (“Losses”) actually and reasonably incurred by them in connection with such Proceeding if the Trading Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Trust and the Trading Company and provided that its conduct did not constitute negligence, misconduct, or a breach of this Agreement; provided, however, that no indemnification shall be available from the Managing Owner if such indemnification is prohibited by Section 4.6(b) of the Trust Agreement. The termination of any Proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Trading Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Trust.

(ii) Without limiting sub-section (i) above, to the extent that the Trading Advisor has been successful on the merits or otherwise in defense of any Proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, the Managing Owner shall indemnify the Trading Advisor and its Principals and Affiliates against the expenses (including, without limitation, reasonable attorneys’ and accountants’ fees) actually and reasonably incurred by them in connection therewith.

(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by the Managing Owner only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Trading Advisor has met the applicable standard of conduct set forth in subsection (i) above; provided however, that no opinion shall be required to the extent that the Trading Advisor incurs any Losses arising directly out of (A) an untrue statement of a material fact or any omission to state a material fact required to be stated in the Prospectus or necessary to make the statements in the Prospectus, in light of the circumstances in which they were made not misleading, except for such statements or omissions based upon information furnished by the Trading Advisor for inclusion in the Prospectus or(B) any Selling Agent’s selling activities. Such independent legal counsel shall be selected jointly by the Managing Owner and the Trading Advisor in a timely manner. The Trading Advisor will be deemed to have approved the Managing Owner’s selection unless the Trading Advisor notifies the Managing Owner in writing, received by Managing Owner within five days of Managing Owner’s telecopying to the Trading Advisor of the notice of Managing Owner’s selection, that the Trading Advisor does not approve the selection.

(iv) In the event the Trading Advisor is made a party to any Proceeding or otherwise incurs any Losses as a result of, or in connection with the activities or claimed activities of the Trust, the Trading Company or the Managing Owner or its principals, officers, directors, members, managers, shareholders, partners or employees unrelated to the Trading Advisor, the Managing Owner shall indemnify, defend and hold harmless the Trading Advisor and its Principals and Affiliates against any Losses incurred in connection therewith.

(b)(i) The Trading Advisor shall indemnify and hold harmless the Managing Owner, the Trust, the Trustee, the Trading Company and each of their respective Principals and Affiliates against any Losses actually and reasonably incurred by them (A) as a result of a breach of any representation, warranty or agreement of the Trading Advisor made in this Agreement or (B) as a result of act or omission of the Trading Advisor relating to the Trust or the Trading Company if there has been a final judicial or regulatory determination that such act or failure to act constituted a breach of this Agreement, misconduct or negligence on the part of the Trading Advisor; provided, however that such final judicial or regulatory determination shall not be required in the event of a settlement of any Proceeding with the prior written consent of the Trading Advisor.

(ii) In the event the Managing Owner, the Trust, the Trustee or the Trading Company is made a party to any Proceeding or otherwise incurs any Losses as a result of, or in connection with, the activities or claimed activities of the Trading Advisor or its Principals or Affiliates unrelated to the Managing Owner or the Trading Company’s business, the Trading Advisor shall indemnify, defend and hold harmless the Managing Owner, the Trust, the Trading Company and their respective Principals and Affiliates against any Losses incurred in connection therewith.

(c) Promptly after receipt by any of the indemnified parties under this Agreement of notice of any Proceeding, the party seeking indemnification (the “Indemnitee”) shall notify the party from which indemnification is sought (the “Indemnitor”) in writing of the commencement thereof if a claim with respect thereof is to be made under this Agreement. To the extent that the Indemnitor has actual knowledge of the commencement of such Proceeding, the failure to notify the Indemnitor shall not relieve such Indemnitor from any indemnification liability which it may have to such Indemnitee pursuant to this Section 2, and the omission to notify the Indemnitor shall not relieve the Indemnitor from any obligation or liability which it may have to any such Indemnitee otherwise than under this Section 2. The Indemnitor shall be entitled to participate in the defense of any such Proceeding and to assume the defense thereof with the assistance of counsel reasonably satisfactory to the Indemnitee. In any such Proceeding, the Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the Indemnitee’s own expense unless (i) otherwise agreed by the Indemnitor and Indemnitee or (ii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnitor and the Indemnitee, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the existence of different or additional defenses (it being understood, however, that the Indemnitor shall not be liable for legal fees or other expenses of more than one separate firm of attorneys for all such Indemnitees, which firm shall be designated in writing by such Indemnitees and be reasonably acceptable to the Indemnitor). The Indemnitee shall cooperate with the Indemnitor in connection with any such Proceeding and shall make all personnel, books and records relevant to the Proceeding available to the Indemnitor and grant such authorizations or powers of attorney to the agents, representatives and counsel of the Indemnitor as the Indemnitor may reasonably consider desirable in connection with the defense of any such Proceeding.

(d) In the event that a person entitled to indemnification under this Section 2 is made a party to any Proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such Proceeding which relates to the matters for which indemnification can be made.

(e) None of the indemnifications contained in this Section 2 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, or the party obligated to indemnify such party.

(f) The provisions of this Section 2 shall survive the termination of this Agreement.

3.	Limits on Claims.

(a) Prohibited Acts. The Trading Advisor agrees that it will not take any of the following actions against the Trust: (i) seek a decree or order by a court having jurisdiction in the premises (A) for relief in respect of the Trust in an involuntary case or proceeding under the Federal Bankruptcy Code or any other federal or state bankruptcy, insolvency, reorganization, rehabilitation, liquidation or similar law or (B) adjudging the Trust a bankrupt or insolvent, or seeking reorganization, rehabilitation, liquidation, arrangement, adjustment or composition of or in respect of the Trust under the Federal Bankruptcy Code or any other applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Trust or of any substantial part of any of its properties, or ordering the winding up or liquidation of any of its affairs, or (ii) seek a petition for relief, reorganization or to take advantage of any law referred to in the preceding clause or (iii) file an involuntary petition for bankruptcy (collectively, “Bankruptcy or Insolvency Action”).

(b) Limited Assets Available. In addition, the Trading Advisor agrees that for any obligations due and owing to it by the Trust, the Trading Advisor will look solely and exclusively to the assets of the Trading Company or to the assets of the Managing Owner, if it has liability in its capacity as Managing Owner, to satisfy its claims and will not seek to attach or otherwise assert a claim against the other assets of the Trust, whether there is a Bankruptcy or Insolvency Action taken or otherwise. The parties agree that this provision will survive the termination of this Agreement, whether terminated in a Bankruptcy or Insolvency Action or otherwise.

(c) No Limited Owner Liability. This Agreement has been made and executed by and on behalf of the Trust, the Trading Company and the Managing Owner for the benefit of the Units of the applicable Series of the Trust and the obligations of the Trust, the Trading Company and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually but are binding only upon the assets and property identified above and no resort shall be had to the assets of other Series issued by the Trust or the Limited Owners’ personal property for the satisfaction of any obligation or claim hereunder.

(d) Subordination Agreement. The Trading Advisor agrees and consents (the “Consent”) to look solely to the Managing Owner and each Series for which trading advisory services are being performed by the Trading Advisor (the “Contracting Series”) and assets (the “Contracting Series Assets”) of the Contracting Series and the Managing Owner for payment of any advisory fees. The Contracting Series Assets include only those funds and other assets that are paid, held or distributed to the Trust on account of and for the benefit of the Contracting Series, including, without limitation, funds delivered to the Trust for the purchase of Units in a Series. In furtherance of the Consent, the Trading Advisor agrees that any debts, liabilities, obligations, indebtedness, expenses and claims of any nature and of all kinds and descriptions (collectively, “Claims”) incurred, contracted for or otherwise existing arising from, related to or in connection with the Trust and its assets and the Contracting Series and the Contracting Series Assets, shall be subject to the following limitations:

(1) Subordination of certain claims and rights.

(i) except as set forth below, the Claims, if any, of the Trading Advisor (the “Subordinated Claims”) shall be expressly subordinate and junior in right of payment to any and all other Claims against the Trust and any Series thereof, and any of their respective assets, which may arise as a matter of law or pursuant to any contract; provided, however, that the Trading Advisor’s Claims (if any) against the Contracting Series shall not be considered Subordinated Claims with respect to enforcement against and distribution and repayment from the Contracting

Series, the Contracting Series Assets and the Managing Owner and its assets; and provided further that the Trading Advisor’s valid Claims, if any, against the Contracting Series shall be pari passu and equal in right of repayment and distribution with all other valid Claims against the Contracting Series and (ii) the Trading Advisor will not take, demand or receive from any Series or the Trust or any of their respective assets (other than the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets) any payment for the Subordinated Claims;

(2) the Claims of the Trading Advisor with respect to the Contracting Series shall only be asserted and enforceable against the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets; and such Claims shall not be asserted or enforceable for any reason whatsoever against any other Series, the Trust generally or any of their respective assets;

(3) if the Claims of the Trading Advisor against the Contracting Series or the Trust are secured in whole or in part, the Trading Advisor hereby waives (under section 1111(b) of the Bankruptcy Code (11 U.S.C. S 1111(b)) any right to have any deficiency Claims (which deficiency Claims may arise in the event such security is inadequate to satisfy such Claims) treated as unsecured Claims against the Trust or any Series (other than the Contracting Series), as the case may be;

(4) in furtherance of the foregoing, if and to the extent that the Trading Advisor receives monies in connection with the Subordinated Claims from a Series or the Trust (or their respective assets), other than the Contracting Series, the Contracting Series Assets and the Managing Owner and its assets, the Trading Advisor shall be deemed to hold such monies in trust and shall promptly remit such monies to the Series or the Trust that paid such amounts for distribution by the Series or the Trust in accordance with the terms hereof; and

(5) the foregoing Consent shall apply at all times notwithstanding that the Claims are satisfied, and notwithstanding that the agreements in respect of such Claims are terminated, rescinded or canceled.

4.	Obligations of the Trust, the Managing Owner, the Trading Company and the Trading Advisor.

(a) The Registration Statement and Prospectus. Each of the Trust and the Managing Owner agrees to cooperate and use its good faith best efforts in connection with (i) the preparation by the Trust of the Registration Statement and the Prospectus (and any amendments or supplements thereto); (ii) the filing of the Registration Statement and the Prospectus (and any amendments or supplements thereto) with such governmental and self-regulatory authorities as the Managing Owner deems appropriate for the registration and sale of the Units and the taking of such other actions not inconsistent with this Agreement as the Managing Owner may determine to be necessary or advisable in order to make the proposed offer and sale of Units lawful in any jurisdiction; and (iii) causing the Registration Statement (and any amendment thereto) to become effective under the 1933 Act and the Blue Sky securities laws of such jurisdictions as the Managing Owner may deem appropriate. The Trading Advisor agrees to make all necessary disclosures regarding itself, its principals, trading performance, Trading Approach, customer accounts (other than the names of customers, unless such disclosure is required by law or regulation) and otherwise as may be required, in the reasonable judgment of the Managing Owner, to be made in the Registration Statement and Prospectus and in applications to any such jurisdictions. No description of, or other information relating to, the Trading Advisor may be distributed by the Managing Owner without the prior written consent of the Trading Advisor, which consent shall not be unreasonably withheld or delayed. If any event or circumstance occurs as a result of which it becomes necessary, in the judgment of the Managing Owner to amend the Registration Statement in order to make the Registration Statement not materially misleading or to amend or to supplement the Prospectus in order to make the Prospectus not materially misleading in light of the circumstances existing at the time it is delivered to a subscriber, or if it is otherwise necessary in order to permit the Trust to continue to offer its Units subsequent to the Initial Offering Period subject to the limitations set forth in this Agreement, the Trading Advisor will furnish such information with respect to itself and its principals, as well as its Trading Approach and Past Performance History as the Managing Owner may reasonably request, and will cooperate to the extent reasonably necessary in the preparation of any required amendments or supplements to the Registration Statement and/or the Prospectus.

(b) Trading Advisor Not A Promoter. The parties acknowledge that the Trading Advisor has not been, either alone or in conjunction with the Selling Agents or their affiliates, an organizer or promoter of the Trust.

(c) Filings. The Trust may at any time determine not to file the Registration Statement with the SEC or withdraw the Registration Statement from the SEC or any other governmental or self-regulatory authority with which it is filed or otherwise terminate the Registration Statement or the offering of Units. Upon any such withdrawal or termination, or if the “minimum” Units of the applicable Series required to be sold pursuant to the Prospectus is not sold, this Agreement shall terminate and, except for the obligations set forth in Section 2, neither the Trust, the Trading Company nor the Managing Owner shall have any obligations to the Trading Advisor with respect to this Agreement; nor shall the Trading Advisor have any obligations to the Trust, the Trading Company or the Managing Owner with respect to this Agreement.

5.	Trading Advisor’s Closing Obligations.

On or prior to the Closing Date (as hereinafter defined) with respect to the initial offering of the Trust with respect to the applicable Series of Units (the “Initial Closing Date”), and thereafter, only if requested by the Managing Owner, on or prior to each closing date during the continuous offering of the applicable Series of Units (each a “Subsequent Closing Date”), the Trading Advisor shall deliver or cause to be delivered, at the expense of the Trading Advisor, to the Selling Agents, the Trust, the Trading Company and the Managing Owner, the reports, certificates and documents described below addressed to them and, except as may be set forth below, dated the Initial Closing Date or the Subsequent Closing Date, as appropriate. Unless the context otherwise requires, the Initial Closing Date and each Subsequent Closing Date shall each be referred to as a “Closing Date:”

(a) a report from the Trading Advisor which shall present, for the period from the date after the last day covered by the Trading Advisor’s Past Performance History as set forth under “Past Performance Information” in the Prospectus to the latest practicable month–end before the Closing Date, figures which shall show the actual past performance of the Trading Advisor (or, if such actual past performance information is unavailable, then the estimated past performance) for such period, and which shall certify that, to the best of its knowledge, such figures are complete and accurate in all material respects;

(b) a certificate of the Trading Advisor in the form proposed prior to the Closing Date by counsel to the Trust and the Managing Owner, with such changes in such form as are proposed by the Trading Advisor or its counsel and are acceptable to the Trust and the Managing Owner and their counsel so as to make such form mutually acceptable to the Trust, the Managing Owner, the Trading Advisor, and their respective counsel, to the effect that:

(1) the representations and warranties of the Trading Advisor contained in this Agreement are true and correct in all material respects on the date of the certificate as though made on such date;

(2) nothing has come to the Trading Advisor’s attention which would cause the Trading Advisor to believe that, at any time from the time the Registration Statement initially became effective to the Closing Date, the Registration Statement, as amended from time to time, or the Prospectus, as amended or supplemented from time to time, with respect to the Trading Advisor, or the affiliates, controlling persons, shareholders, directors, officers or employees of any of the foregoing, or with respect to the Trading Approach or Past Performance History, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; and

(3) the Trading Advisor has performed all covenants and agreements herein contained to be performed on its part at or prior to the Closing Date;

(c) a certificate of the Trading Advisor signed by any relevant officer of the Trading Advisor (together with such supporting documents as are set forth in the certificate), in the form proposed prior to the Closing Date by counsel to the Trust and the Managing Owner, with such changes in such form as are proposed by the Trading Advisor or its counsel and are acceptable to the Trust and the Managing Owner and their counsel so as to make such form mutually acceptable to the Trust, the Managing Owner, the Trading Advisor, and their respective counsel, with respect to, (1) the continued effectiveness of the organizational documents of the Trading Advisor, (2) the continued effectiveness of the Trading Advisor’s registration as a commodity trading advisor under the CE Act and membership as a commodity trading advisor with the NFA and (3) the incumbency and genuine signature of the President and Secretary of the Trading Advisor;

(d) a certificate from the state of formation of the Trading Advisor, to be dated at, on or around the Closing Date, as to its formation and good standing, provided that no certificate of formation shall be required at any Subsequent Closing Date.

6.	Trust’s, Trading Company’s and Managing Owner’s Closing Obligations.

On or prior to the Initial Closing Date, and thereafter on or prior to each Subsequent Closing Date, if the Trust, the Trading Company and the Managing Owner have requested that the Trading Advisor provide certificates and documents, the Trust, the Trading Company and the Managing Owner shall deliver or cause to be delivered to the Trading Advisor, the certificates and documents to the Trading Advisor and, except as may be set forth below, dated each such Closing Date:

(a) certificates of the Trust, the Trading Company and the Managing Owner, addressed to the Trading Advisor, in the form proposed prior to the Closing Date by counsel to the Trust, the Trading Company and the Managing Owner with such changes in such form as are proposed by the Trading Advisor or its counsel and are acceptable to the Trust, the Trading Company, the Managing Owner and their counsel so as to make such form mutually acceptable to the Trust, the Trading Company, the Managing Owner, the Trading Advisor, and their respective counsel, with respect to, as applicable, (1) the continued effectiveness of the Trust Agreement and the Certificate of Trust of the Trust, the limited liability company agreement of the Trading Company and the limited liability company agreement of the Managing Owner, (2) the continued effectiveness of the registration of the Managing Owner as a commodity pool operator under the CE Act and membership with the NFA in such capacity and (3) the incumbency and genuine signature of the managing member of the Managing Owner; and

(b) certificates from the State of Delaware with respect to each of the Trust, the Trading Company and the Managing Owner to be dated at, on or around the Closing Date as to the formation and good standing of the Trust, the Trading Company and the Managing Owner.

7.	Trading Advisor Independence.

(a) Independent Contractor. The Trading Advisor shall for all purposes herein be deemed to be an independent contractor with respect to the Trust, the Managing Owner, the Trading Company and each other commodity trading advisor that may in the future provide commodity trading advisory services to the Trust, other trading companies and the Selling Agents, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Trust, the Trading Company, the Managing Owner, any other commodity trading advisor or the Selling Agents in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Trust, the Trading Company, the Managing Owner, any other commodity trading advisor or the Selling Agents, or in any way be responsible for the acts or omissions of the Trust, the Trading Company, the Managing Owner, any other commodity trading advisor or the Selling Agents as long as it is acting independently of such persons.

(b) Unauthorized Activities. Without limiting the obligations of the Trust set forth under this Agreement, nothing herein contained shall be deemed to require the Trust to take any action contrary to its Trust Agreement or Certificate of Trust or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

(c) Purchase of Units. Any of the Trading Advisor, its principals, and employees may, in their discretion, purchase Units in the Trust.

(d) Confidentiality. The Trust, the Trading Company and the Managing Owner acknowledge that the Trading Approach of the Trading Advisor is the confidential property of the Trading Advisor. Nothing in this Agreement shall require the Trading Advisor to disclose the confidential or proprietary details of its Trading Approach. The Trust, the Trading Company and the Managing Owner further agree that they will keep confidential and will not disseminate the Trading Advisor’s trading advice to the Trading Company, except as, and to the extent that, it may be determined by the Managing Owner to be (i) necessary for the monitoring of the business of the Trading Company and the Trust, including the performance of brokerage services by the Trading Company’s commodity broker(s) or (ii) expressly required by any law, statute, rule, regulation or order, the request of any governmental, regulatory or self-regulatory agency, organization, exchange or other body or valid legal process. The Trust, the

Trading Company and the Managing Owner further agree that they shall not copy, disclose, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of in any manner the investment and trading strategies, systems, algorithms, models, techniques, methods, policies, programs and analyses previously, currently or hereafter used by the Trading Advisor in the conduct of its business including all data, details, components, specifications, codes, formulae, know-how (technical or otherwise), electronic data processing systems, computer software programs and computer hardware systems relating to the foregoing, and all embodiments, articulations, applications, expressions and reproductions of any of the foregoing including, without limitation, documents, notes, print-outs, work papers, charts, diskettes, tapes and manuals. The provisions of this Section 7(d) shall survive the termination or the expiration of this Agreement.

8.	Commodity Broker.

All Commodities trades for the accounts of the Trading Company and the Trust shall be made through such commodity broker or brokers as the Managing Owner directs or otherwise as may be agreed upon in accordance with such order execution procedures as are agreed upon between the Trading Advisor and the Managing Owner. The Trading Advisor shall not be responsible for determining that any such bank or broker used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Trust’s Trading Policies and Limitations. At the present time it is contemplated that the Trust and the Trading Company will execute and clear all Commodities trades through the Clearing Brokers. The Trading Advisor may, however, with the consent of the Managing Owner, which consent shall not be unreasonably withheld, execute transactions at such other broker(s), and upon such terms and conditions, as the Trading Advisor and the Managing Owner agree if such broker(s) agree to “give up” all such transactions to the Clearing Brokers for clearance. To the extent that the Trading Company determines to utilize a broker or brokers other than the Clearing Brokers, it will notify the Trading Advisor.

9.	Fees.

(a) In consideration of and in compensation for the performance of the Trading Advisor’s services under this Agreement, the Trading Advisor shall receive from the Managing Owner a management fee (the “Management Fee”) and an incentive fee (the “Incentive Fee”) as set forth on Exhibit D hereto.

(b) Timing of Payment. Management Fees and Incentive Fees shall be paid within twenty (20) Business Days following the end of the period for which they are payable. If an Incentive Fee shall have been paid by the Managing Owner to the Trading Advisor in respect of any calendar quarter and the Trading Advisor shall incur subsequent losses in trading on behalf of the Trading Company, the Trading Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

(c) Fee Data. The Trading Advisor will be provided by the Managing Owner with the data used by the Managing Owner to compute the foregoing fees within twenty (20) Business Days of the end of the relevant period.

(d) Third Party Payments. Neither the Trading Advisor, nor any of its Principals or Affiliates shall receive any commissions, compensation, remuneration or payments whatsoever from any Clearing Broker with which the Trading Company carries an account for transactions executed in the Trading Company’s account.

10.	Term and Termination.

(a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect for twelve full months following the date hereof (the “Initial Term”). After the expiration of the Initial Term, unless this Agreement is terminated pursuant to sections (b), (c) or (d) of this Section 10, this Agreement shall be renewed automatically on the same terms and conditions set forth herein for successive additional one-year terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of the Allocated Assets away from the Trading Advisor pursuant to this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

(b) Automatic Termination. This Agreement shall terminate automatically in the event that the Trust is terminated. In addition, this Agreement shall terminate automatically in the event that the Allocated Assets declines as of the end of any Business Day by 50% or more from the Allocated Assets (i) as of the first day of this Agreement, or (ii) as of the first day of any calendar year, as adjusted on an ongoing basis by (A) any decline(s) in the Allocated Assets caused by distributions, exchanges, redemptions, permitted reallocations, and withdrawals, and (B) additions to the Allocated Assets caused by additional allocations of the Trust Estate to the Trading Advisor’s management based on sales of additional Units of the applicable Series.

(c) Optional Termination Right of Trust and Trading Company. This Agreement may be terminated at any time at the election of the Managing Owner in its sole discretion upon at least one (1) day’s prior written notice to the Trading Advisor. The Managing Owner will use its best efforts to cause any termination to occur as of a month-end. This Agreement also may be terminated upon prior written notice, appropriate under the circumstances, to the Trading Advisor in the event that: (i) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor is unable to use its agreed upon Trading Approach to any material extent, as such Trading Approach may be refined or modified in the future in accordance with the terms of this Agreement for the benefit of the Trust; (ii) the Trading Advisor’s registration as a commodity trading advisor under the CE Act, or membership as a commodity trading advisor with the NFA is revoked, suspended, terminated or not renewed; (iii) the Managing Owner determines in good faith following consultation appropriate under the circumstances with the Trading Advisor that the Trading Advisor has failed to conform, and after receipt of written notice, continues to fail to conform in any material respect, to (A) any of the Trust’s Trading Policies and Limitations, or (B) the Trading Approach; (iv) there is an unauthorized assignment of this Agreement by the Trading Advisor; (v) the Trading Advisor dissolves, merges or consolidates with another entity or sells a substantial portion of its assets, any portion of its Trading Approach utilized by the Trust or its business goodwill, in each instance without the consent of the Managing Owner; (vi) any of the key principals listed on Exhibit E is not in control of the Trading Advisor’s trading activities for the Trading Company; (vii) the Trading Advisor becomes bankrupt (admitted or decreed) or insolvent, (viii) for any other reason, the Managing Owner determines in good faith that such termination is essential for the protection of the Trust, the Trading Company and the applicable Series of Units, including, without limitation a good faith determination by the Managing Owner that the Trading Advisor has breached a material obligation to the Trust or the Trading Company under this Agreement relating to the trading of the Allocated Assets.

(d) Optional Termination Right of Trading Advisor. The Trading Advisor shall have the right to terminate this Agreement at any time upon ten (10) days written notice to each of the Trust, the Trading Company and the Managing Owner, appropriate under the circumstances, in the event (i) of the receipt by the Trading Advisor of an opinion of independent counsel satisfactory to the Trading Advisor and the Trust that by reason of the Trading Advisor’s activities with respect to the Trust and the Trading Company, it is required to register as an investment adviser under the Advisers Act or under the laws of any state and it is not so registered; (ii) that the registration of the Managing Owner as a commodity pool operator under the CE Act, or its NFA membership in such capacity, is revoked, suspended, terminated or not renewed; (iii) the Managing Owner imposes additional trading limitation(s) pursuant to Section 1 of this Agreement which the Trading Advisor does not agree to follow in its management of the Allocated Assets, or the Managing Owner overrides trading instructions of the Trading Advisor or does not consent to a material change to the Trading Approach requested by the Trading Advisor; (iv) if the amount of the Allocated Assets decreases to less than $[XX] million as the result of redemptions, reallocations or extraordinary expenses, but not trading losses, as of the close of business on any Business Day; (v) the Managing Owner elects (pursuant to Section 1 of this Agreement) to have the Trading Advisor use a different Trading Approach in the Trading Advisor’s management of Trust assets from that which the Trading Advisor is then using to manage such assets and the Trading Advisor objects to using such different Trading Approach; (vi) there is an unauthorized assignment of this Agreement by the Trust, the Trading Company or the Managing Owner; (vii) there is a material breach of this Agreement by the Trust, the Trading Company and/or the Managing Owner after giving written notice to the Managing Owner which identifies such breach and such material breach has not been cured within 10 days following receipt of such notice by the Managing Owner; or (viii) other good cause is shown and the written consent of the Managing Owner is obtained (which shall not be withheld unreasonably). In addition, after the expiration of the Initial Term, the Trading Advisor may terminate this Agreement as of any calendar quarter end upon 90 days’ prior written notice to the Managing Owner.

(e) Termination Fees. In the event that this Agreement is terminated with respect to, or by, the Trading Advisor pursuant to this Section 10 or the Managing Owner allocates the Trust’s assets to Other Advisors, the Trading Advisor shall be entitled to, and the Trust shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (i) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Trading Advisor had the Allocated Assets under management, and (ii) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Trading Advisor to fees earned through the earlier to occur of the date of expiration or termination shall survive this Agreement until satisfied.

(f) Termination and the Prospectus. In the event of termination of this Agreement, the Prospectus and marketing materials mentioning the Trading Advisor shall be amended as promptly as possible.

11.	Liquidation of Positions.

The Trading Advisor agrees to liquidate open positions in the amount that the Managing Owner informs the Trading Advisor, in writing via telecopy or other equivalent means, that the Managing Owner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 1 or 10, respectively, or (ii) fund its pro rata share of any redemption, exchange, distribution, Trading Company expense or Trust expense. The Managing Owner shall not, however, have authority to instruct the Trading Advisor as to which specific open positions to liquidate, except as provided in Section 1 hereof. The Managing Owner shall provide the Trading Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least one (1) days’ prior notice. In the event that losses incurred by the Trading Advisor exceed the amount of the Allocated Assets, the Managing Owner agrees to cover such excess losses from its assets, but in no event from the assets of the other Series issued by the Trust.

12.	Other Accounts of the Trading Advisor.

(a) Management of Other Accounts. Subject to section (c) of this Section 12, the Trading Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Trading Company and the Trust for such other accounts so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trust pursuant to this Agreement is not materially impaired thereby. In addition, the Trading Advisor and its Principals and Affiliates also will be permitted to trade in Commodities using the Trading Approach or otherwise for their own accounts, so long as the Trading Advisor’s ability to carry out its obligations and duties to the Trading Company and the Trust pursuant to this Agreement is not materially impaired thereby.

(b) Acceptance of Additional Capital. Furthermore, so long as the Trading Advisor is performing services for the Trust and the Trading Company, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Trading Advisor having to modify materially its agreed upon Trading Approach being used for the Trust and the Trading Company in a manner which might reasonably be expected to have a material adverse effect on the Trust or the Trading Company. Without limiting the generality of the foregoing, it is understood that this section shall not prohibit the acceptance of additional capital, which acceptance requires only routine adjustments to trading patterns in order to comply with speculative position limits or daily trading limits.

(c) Equitable Treatment of Accounts. The Trading Advisor agrees, in its management of accounts other than the account of the Trading Company and the Trust, that it will not knowingly or deliberately favor on an overall basis any other account managed or controlled by it or any of its Principals or Affiliates (in whole or in part) over the Trading Company or the Trust. The preceding sentence shall not be interpreted to preclude (i) the Trading Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Trading Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof which is undertaken by the Trading Advisor in good faith in order to accommodate additional accounts. The Trading Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the Managing Owner with an explanation of the differences, if any, in performance between the Trading Company and the Trust and any other similar account pursuant to the same Trading Approach for which the Trading Advisor or any of its Principals or Affiliates acts as a commodity trading advisor (in whole or in part).

(d) Inspection of Records. Upon the reasonable request of, and upon reasonable notice from, the Managing Owner, the Trading Advisor shall permit the Managing Owner to review at the Trading Advisor’s offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Trading Company and the Trust have been treated equitably on an overall basis with respect to advice rendered during the term of this Agreement by the Trading Advisor for other accounts managed by the Trading Advisor, which the parties acknowledge to mean that the Managing Owner may inspect, subject to such restrictions as the Trading Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Trading Advisor as it reasonably may request during normal business hours. The Trading Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Trust and the Managing Owner shall keep all such information obtained by them from the Trading Advisor confidential.

13.	Speculative Position Limits.

If, at any time during the term of this Agreement, it appears to the Trading Advisor that it may be required to aggregate the Trading Company’s Commodities positions with the positions of any other accounts it or its principals own or control for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Trading Advisor promptly will notify the Managing Owner if the Trading Company’s positions under its management are included in an aggregate amount which equals or exceeds the applicable speculative limit. The Trading Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Trading Advisor will modify its trading instructions to the Trading Company and its other accounts in a good faith effort to achieve an equitable treatment of all accounts; to wit, the Trading Advisor will liquidate Commodities positions and/or limit the taking of new positions in all accounts it manages, including the Trading Company, as nearly as possible in proportion to the number of contracts of the relevant market that would otherwise be held by the respective accounts to the extent necessary to comply with applicable speculative position limits. The Trading Advisor presently believes that its Trading Approach for the management of the Trading Company’s account can be implemented for the benefit of the Trading Company notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

14.	Redemptions, Distributions, Reallocations and Additional Allocations.

(a) Notice. The Managing Owner will use its best efforts to give the Trading Advisor at least one (1) Business Day’s prior notice of any proposed redemptions, exchanges, distributions, reallocations, additional allocations, or withdrawals.

(b) Allocations. Redemptions, exchanges, withdrawals, and distributions of Units of the applicable Series shall be charged against Allocated Assets.

15.	Brokerage Confirmations and Reports.

The Managing Owner will instruct the Clearing Brokers to furnish the Trading Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Allocated Assets. The Trading Advisor will maintain records and will monitor all open positions relating thereto; provided, however, that the Trading Advisor shall not be responsible for any errors by the Clearing Brokers or any other brokers appointed pursuant to Section 8. The Managing Owner also will furnish the Trading Advisor with a copy of the form of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the Limited Owners, and copies of all reports filed with the SEC, the CFTC and the NFA. The Trading Advisor shall, at the Managing Owner’s request, make a good faith effort to provide the Managing Owner with copies of all trade confirmations, daily equity runs, monthly trading reports or other reports sent to the Trading Advisor by the Clearing Brokers regarding the Trust and the Trading Company, and in the Trading Advisor’s possession or control, as the Managing Owner deems appropriate, if the Managing Owner cannot obtain such copies on its own behalf. Upon request, the Managing Owner will provide the Trading Advisor with accurate information with respect to the Allocated Assets.

16.	The Trading Advisor’s Representations and Warranties.

The Trading Advisor represents and warrants to the Trust, the Trustee, the Managing Owner and the Trading Company that:

(a) All references to the Trading Advisor and its principals in the Prospectus are complete and accurate in all material respects and as to them the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that with respect to Table [X] in the Prospectus, this representation and warranty extends only to the underlying data made available by the Trading Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(b) The information with respect to the Trading Advisor set forth in the actual performance tables in the Prospectus have been prepared in accordance with the “Fully-Funded Subset” method or such other methods approved by the CFTC as described in the Trading Advisor’s current Disclosure Document delivered to the Managing Owner (the “Disclosure Document”). The Disclosure Document complies in all material respects with the applicable regulations promulgated under the CE Act by the CFTC and the NFA’s rules.

(c) The Trading Advisor is duly registered under the CE Act as a commodity trading advisor, is a member of the NFA in such capacity, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.

(d) The Trading Advisor has complied, and will continue to comply, in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement and in connection with the offering of Units. As of the date hereof, there are no Proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Trading Advisor, threatened against the Trading Advisor or any of its Principals or Affiliates regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Trading Advisor’s best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Trading Advisor.

(e) The Trading Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to provide the services required of it hereunder. The Trading Advisor is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Trading Advisor shall conduct its business is within the sole discretion of the Trading Advisor).

(f) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Trading Advisor will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or governing documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Trading Advisor is a party, or by which it is bound, or to which any of the property or assets of the Trading Advisor is subject, or any laws, statutes, rules, regulations, orders or other legal requirement applicable to the Trading Advisor or to the property or assets of the Trading Advisor of any court or any regulatory authority having jurisdiction over the Trading Advisor.

(g) This Agreement has been duly and validly authorized, executed and delivered by the Trading Advisor and is a valid and binding agreement of the Trading Advisor enforceable in accordance with its terms.

(h) At any time during the term of this Agreement that a prospectus relating to the Units is required to be delivered in connection with the offer and sale thereof, the Trading Advisor agrees upon the request of the Managing Owner to provide the Managing Owner with such information as shall be necessary so that, as to the Trading Advisor and its principals, such prospectus is complete and accurate in all material respects.

(i) The Trading Advisor is not bankrupt or insolvent.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Trading Advisor hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Trading Advisor promptly will notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

17.	The Managing Owner’s Representations and Warranties.

The Managing Owner represents and warrants to the Trading Advisor for itself and the Trust that:

(a) The Prospectus as from time to time amended or supplemented is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading, except that the foregoing representation does not apply to any statement or omission concerning any Trading Advisor in the Prospectus, made in reliance upon, and in conformity with information furnished to the Managing Owner by or on behalf of any Trading Advisor expressly for use in the Prospectus.

(b) It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to perform its obligations under this Agreement. The Managing Owner is qualified to conduct business and is in good standing in every jurisdiction in which the nature or conduct of its business requires such qualification and the failure to qualify might reasonably be expected to have a materially adverse effect on its ability to comply with or perform its obligations under this Agreement (it being understood that any decision as to the jurisdiction or jurisdictions in which the Managing Owner shall conduct its business is within the sole discretion of the Managing Owner).

(c) The Managing Owner and the Trust have the capacity and authority to enter into this Agreement on behalf of the Trust.

(d) This Agreement has been duly and validly authorized, executed and delivered on the Managing Owner’s and the Trust’s behalf and is a valid and binding agreement of the Managing Owner and the Trust enforceable in accordance with its terms.

(e) The execution and delivery of this Agreement and the incurrence and performance of the obligations contemplated in this Agreement by the Managing Owner will not conflict with, violate, breach or constitute a default under any term or provision of its certificate of incorporation, by-laws or other charter or governing documents, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Managing Owner is a party, or by which it is bound, or to which any of the property or assets of the Managing Owner is subject, or any law, statute, rule, regulation, order or other legal requirement applicable to the Managing Owner or to the property or assets of the Managing Owner of any court or any regulatory authority having jurisdiction over the Managing Owner.

(f) It is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.

(g) The Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(h) The Managing Owner has complied, and will continue to comply in all material respects with all laws, statutes, rules, regulations and orders having application to its business, properties and assets, the violation of which might reasonably be expected, in the Managing Owner’s best knowledge and belief, to materially and adversely affect its ability to comply with and perform its obligations under this Agreement and in connection with the offering of Units. As of the date hereof, there are no Proceedings, notices of investigation or investigations pending or, to the best knowledge and belief of the Managing Owner, threatened against the Managing Owner or any of its Principals or Affiliates regarding noncompliance with any applicable laws, statutes, rules, regulations or orders, or at law or in equity, or before or by any court, any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any governmental, regulatory or self-regulatory agency, organization, exchange or other body, in which an adverse decision might reasonably be expected, in the Managing Owner’s best knowledge and belief, to materially and adversely affect its ability to comply with or perform its obligations under this Agreement or result in a material adverse change in the condition, financial or otherwise, business or prospects of the Managing Owner.

(i) The Managing Owner is not bankrupt or insolvent.

All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect. The Managing Owner hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained. In addition, if at any time any event occurs which would make such representations, warranties or covenants not true, the Managing Owner promptly will notify the other parties of such facts in the manner provided below. All representations, warranties and covenants herein contained shall inure to the benefit of the party to whom it is addressed and its respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

18.	Assignment.

This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

19.	Successors.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person (except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms “successors” and “assigns” shall not include any purchasers, as such, of Units.

20.	Amendment or Modification or Waiver.

This Agreement may not be amended or modified, nor may any of its provisions be waived, except upon the prior written consent of the parties hereto.

21.	Notices.

Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally or by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the Managing Owner: Equinox Fund Management, LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 Attention: Mr. Richard E. Bornhoft Facsimile: 303-832-9354	If to the Trust: The Frontier Fund- [ ] Series c/o Equinox Fund Management, LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 Attention: Mr. Richard E. Bornhoft Facsimile: 303-832-9354

If to the Trading Advisor:

and in either case with a copy to:

Arnold & Porter, LLP 399 Park Avenue, 38th Floor New York, New York 10022-4690 Attention: Michael F. Griffin, Esq. Facsimile: (212) 715-1399

22.	Governing Law.

Each party agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

23.	Survival.

All representations, warranties and covenants in this Agreement, or contained in certificates required to be delivered hereunder shall survive the termination of this Agreement, with respect to any matter arising while this Agreement was in effect. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to this Agreement and their respective successors and permitted assigns.

24.	Disclosure Document Modifications.

The Trading Advisor shall promptly furnish the Managing Owner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure Document by the Managing Owner, the Managing Owner will provide the Trading Advisor with an acknowledgement of receipt thereof.

25.	Promotional Literature.

Each party agrees that prior to using any promotional literature in which reference to the other parties hereto is made, they shall furnish a copy of such information to the other parties and will not make use of any promotional literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

26.	No Waiver.

No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

27.	No Liability of Limited Owners.

This Agreement has been made and executed by and on behalf of the Trust, and the obligations of the Trust and/or the Managing Owner set forth herein are not binding upon any of the Limited Owners individually, but rather, are binding only upon the assets and property of the Trust, and, to the extent provided herein, upon the assets and property of the Managing Owner.

28.	Third-Party Beneficiaries.

Wilmington Trust Company, the trustee of the Trust, shall be a third-party beneficiary of the applicable provisions of this Agreement. The Principals and Affiliates of each of the Trading Advisor and the Managing Owner shall be third-party beneficiaries of the applicable provisions of this Agreement.

29.	Headings.

Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

30.	Complete Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

31.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile transmission; provided, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

32.	Series Disclaimer.

The parties hereto acknowledge and agree that the Trust is organized in series pursuant to Sections 3804(a) and 3806(b)(2) of the Delaware Statutory Trust Act. As such, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to each series of the Trust shall be enforceable against the assets of such series of the Trust only, and not against the assets of the Trust generally or the assets of any other series of the Trust or against the Trustee of the Trust. There may be several series of the Trust created pursuant to the Declaration of Trust and Trust Agreement of the Trust.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

THE FRONTIER FUND, with respect to the [_] Series

By:	EQUINOX FUND MANAGEMENT, LLC.
Its:	Managing Owner

By:
Name
Title

[NAME OF TRADING COMPANY]

By:	EQUINOX FUND MANAGEMENT, LLC.
Its:	Managing Owner

By:
Name
Title

EQUINOX FUND MANAGEMENT, LLC

By:
Name
Title

[NAME OF TRADING ADVISOR]

By:
Name
Title

EXHIBIT A

ALLOCATED ASSETS AND TRADING APPROACH

Allocated Assets:

The Allocated Assets shall equal $[XX].

Trading Approach:

The initial trading program to be used by the Trading Advisor shall be ____________________.

EXHIBIT B

TRADING LIMITATIONS AND POLICIES

The following limitations and policies are applicable to assets representing the Allocated Assets of the Trust as a whole and at the outset to the Trading Advisor individually; since the Trading Advisor initially will manage 100% of the Allocated Assets, such application of the limitations and policies is identical initially for the Allocated Assets of the Trust and the Trading Advisor. The Trading Advisor sometimes may be prohibited from taking positions for the Allocated Assets which it would otherwise acquire due to the need to comply with these limitations and policies. The Managing Owner will monitor compliance with the trading limitations and policies set forth below, and it may impose additional restrictions (through modification of such limitations and policies) upon the trading activities of the Trading Advisor, as it, in good faith, deems appropriate in the best interests of the applicable Series of Units of the Trust, subject to the terms of this Agreement.

The Managing Owner will not approve a material change in the following trading limitations and policies without obtaining the prior written approval of Limited Owners owning more than 50% of the applicable Series of Units. The Managing Owner may, however, impose additional trading limitations on the trading activities of the applicable Series of Units of the Trust without obtaining such approval if the Managing Owner determines such additional limitations to be necessary in the best interests of the applicable Series of Units of the Trust.

Trading Limitations

The [_] Series Units of the Trust will not: (i) engage in pyramiding its Commodities positions (i.e., use unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related Commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional Commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of Commodities positions or obtaining lines of credit for the trading of forward currency contracts; provided, however, that the [_] Series Units of the Trust is prohibited from incurring any indebtedness on a non–recourse basis); (iii) permit rebates to be received by the Managing Owner or its affiliates, or permit the Managing Owner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Trading Advisor to share in any portion of the commodity brokerage fees paid by the [_] Series Units of the Trust; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its Commodity accounts.

The [_] Series Units of the Trust will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

Subject to the foregoing limitations, the Trading Advisor has agreed to abide by the trading policies of the [_] Series Units of the Trust, which currently are as follows:

(1) The Allocated Assets will generally be invested in contracts which are traded in sufficient volume which, at the time such trades are initiated, are reasonably expected to permit entering and liquidating positions.

(2) Stop or limit orders may, in the Trading Advisor’s discretion, be given with respect to initiating or liquidating positions in order to attempt to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that the Clearing Brokers will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

(3) The Trading Advisor generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

(4) The Trading Advisor, on behalf of the Trading Company, may occasionally make or accept delivery of a commodity including, without limitation, currencies. The Trading Advisor also may engage in “EFP” transactions (i.e., an exchange of futures for physical transaction, as permitted on the relevant exchange) involving currencies and metals and other commodities. Provided that the Trading Company constitutes an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the CE Act), the Trading Advisor may engage in swap transactions on behalf of the Trading Company.

(5)	The Trading Advisor may, from time to time, employ trading techniques such as spreads, straddles and conversions.

(6) The Trading Advisor will not initiate open futures or option positions which would result in net long or short positions requiring as margin or premium for outstanding positions in excess of 15% of the Allocated Assets for any one commodity, or in excess of 66 % of the Allocated Assets for all commodities combined. Under certain market conditions, such as an inability to liquidate open commodities positions because of daily price fluctuations, the Managing Owner may be required to commit Allocated Assets as margin in excess of the foregoing limits and in such case the Managing Owner will cause the Trading Advisor to reduce its open futures and option positions to comply to these limits before initiating new commodities positions.

(7) To the extent the Trading Advisor engages in transactions in forward currency contracts other than with or through the Clearing Brokers, the Trading Advisor will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker–dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000. If transactions are effected for the Trading Company in the forward markets, the only forward markets that will be permitted to be utilized are the interbank foreign currency markets and the London Metal Exchange. The utilization of other forward markets requires the consent of the Managing Owner.

EXHIBIT C

[ATTACH LATEST DISCLOSURE DOCUMENT

OF THE TRADING ADVISOR]

EXHIBIT D

FEE SCHEDULE

(a)(1) The Managing Owner shall pay to the Trading Advisor a monthly Management Fee equal to 1/12th of [XX] percent of the Net Asset Value of the Series being managed by the Trading Advisor (approximately [XX]% annually). For purposes of calculating the Management Fee payable to the Trading Advisor, the Net Asset Value of the Series being managed by the Trading Advisor shall be determined before reduction for any Management Fees accrued, Incentive Fees accrued or extraordinary fees and expenses accrued as of such month-end and before giving effect to any capital contributions made and any distributions or redemptions accrued during or as of such month-end. In the event that a Limited Owner redeems some or all of its Units or exchanges some or all of its Units for Units in another Series, the Trust is dissolved or terminated or this Agreement is terminated as of any date other than the last day of a calendar month, the Management Fee for such month shall be paid on a pro-rated basis based on the ratio that the number of days in the calendar month through the date of such event bears to the total number of days in the calendar month.

(2) “Net Asset Value of a Series” means the total assets of a Series including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities of the Series, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting (“GAAP”), including, but not limited to, the extent specifically set forth below:

(i) Net Asset Value of a Series shall include any unrealized profit or loss on open Commodities positions, and any other credit or debit accruing to the Series but unpaid or not received by the Series.

(ii) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value of a Series is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value of a Series is being determined; provided, that if a commodity futures contract or option traded on a non- United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value of a Series is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The Managing Owner may in its discretion value any assets pursuant to such other principles as it may deem fair and equitable so long as such principles are consistent with normal industry standards.

(iii) Interest earned on a Series commodity brokerage account shall be accrued at least daily.

(iv) The amount of any distribution made shall be a liability of the Series from the day when the distribution is declared until it is paid.

(b)(1) The Managing Owner shall pay to the Trading Advisor an Incentive Fee of [XX]% of “New High Net Trading Profits” (as hereinafter defined) generated by the Trading Advisor, including realized and unrealized gains and losses thereon, as of the close of business on the last day of each calendar quarter (the “Incentive Measurement Date”).

(2) “New High Net Trading Profits” (for purposes of calculating the Trading Advisor’s Incentive Fees) shall be computed as of the Incentive Measurement Date and shall include such profits (as outlined below) since the Incentive Measurement Date of the most recent preceding calendar quarter for which an Incentive Fee was earned (or, with respect to the first Incentive Fee, as of the commencement of operations) (the “Incentive Measurement Period”). New High Net Trading Profits for any Incentive Measurement Period shall be the net profits, if any, from the Trading Advisor’s trading during such period (including (i) gross realized trading profit (loss) plus or minus (ii) the change in unrealized trading profit (loss) on open positions, minus (iii) the fees charged to the Series by the Managing Owner for brokerage commissions, exchange fees, NFA fees, give up fees and other transaction related fees and expenses charged in connection with the Series’ trading activities (plus 0.5% per annum FCM fee) and an ongoing fee for certain administrative services

(3.0% per annum), and shall be calculated after the determination of the Trading Advisor’s Management Fee, but before deduction of any Incentive Fees payable during the Incentive Measurement Period) minus (iv) the “Carryforward Loss” (as defined in the next sentence), if any, as of the beginning of the Incentive Measurement Period. If the total of items (i) through (iv), above, is negative at the end of an Incentive Measurement Period, such amount shall be the Carryforward Loss for the next quarter. Carryforward Losses shall (v) be proportionately reduced to reflect reductions in Allocated Assets that have been instructed by the Managing Owner. Such proportional reduction shall be based upon the ratio that the reduction of assets allocated away from, the Trading Advisor bears to the then current amount of Allocated Assets which the Trading Advisor is managing prior to giving effect to such reduction in the Allocated Assets. If Allocated Assets previously allocated to the Trading Advisor are reallocated to the Trading Advisor then the Trading Advisor’s Carryforward Losses will be adjusted proportionately to reflect the Carryforward Losses associated with the assets which had previously been withdrawn from the commodity trading advisor. New High Net Trading Profits shall not include interest earned or credited. New High Net Trading Profits shall be generated only to the extent that cumulative New High Net Trading Profits exceed the highest level of cumulative New High Net Trading Profits achieved by such Series as of a previous Incentive Measurement Date. Except as set forth below, net losses after proportional reduction under clause (v) above from prior quarters must be recouped before New High Net Trading Profits can again be generated. If a withdrawal or distribution occurs at any date that is not an Incentive Measurement Date, the date of the withdrawal or distribution shall be treated as if it were an Incentive Measurement Date, but any Incentive Fee accrued in respect of the withdrawn assets on such date shall not be paid to the Trading Advisor until the next scheduled Incentive Measurement Date. New High Net Trading Profits for an Incentive Measurement Period shall exclude capital contributions to the Series in an Incentive Measurement Period, distributions or redemptions payable by the Series during an Incentive Measurement Period, as well as losses, if any, associated with redemptions during the Incentive Measurement Period and prior to the Incentive Measurement Date. In calculating New High Net Trading Profits, Incentive Fees paid for a previous Incentive Measurement Period shall not reduce cumulative New High Net Trading Profits in subsequent periods.

EXHIBIT E

List of Key Principals